Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Reports Record Earnings Per Share of $1.66 in 2007

NOVATO, CA — March 27, 2008 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported that strong demand for leased engines and high utilization of its growing engine portfolio contributed to 24% lease rent revenue growth and record earnings per share in 2007 on total revenues of $121.9 million, a 15% increase over the prior year.  Willis Lease generated net income available to common stockholders of $14.5 million, or $1.66 per diluted share, compared to $14.9 million, or $1.56 per diluted share, in 2006.  The strong financial performance was reported despite the inclusion of a non-cash debt extinguishment charge of $2.7 million in the year, which reduced net income by $0.19 per diluted share in 2007.

Fourth quarter 2007 net income totaled $5.1 million and after preferred dividends was $4.3 million, or $0.48 per diluted share. Fourth quarter results are subject to significant variability due to a number of factors including year-end evaluation of assets for impairment, tax rate adjustments and other expense true-up calculations.  In the fourth quarter a year ago, the company reported a loss of $1.0 million and a loss applicable to common stockholders of $1.9 million, or $0.19 per share, due to lower reported revenues resulting from the combination of lower maintenance reserve revenues and higher expense levels due to higher asset impairment charges recorded in the period.

2007 Highlights

•                  The lease portfolio increased 23% to $742 million from a year ago.

•                  Average utilization was 93% compared with 90% a year ago.

•                  At year end, utilization was 91%, down slightly from the immediate prior quarter of 93%, but up compared to 90% a year ago.

•                  Lease rent revenues rose 24% to $86.1 million, contributing to a 15% increase in total revenue of $121.9 million.

•                  Maintenance reserve revenues totaled $28.2 million compared to $32.7 million a year ago.

•                  Book value per common share was $16.93 at December 31, 2007 versus $16.49 at December 31, 2006.

•                  Liquidity available from warehouse and revolving credit facilities increased to $300 million at year end, up from $76 million a year ago.

“Last year was one of the best years ever for Willis Lease Finance. We added nearly $200 million of equipment to our lease portfolio, a new record. We did this while maintaining the highest annual portfolio utilization rate ever of 93%.  This exceptional growth and efficient use of our assets helped lead the way to record revenues of $122 million and the highest ever diluted earnings per share of $1.66.” said Charles F. Willis, President and CEO.  “We also continue to make great strides in expanding our innovative engine pooling programs. We are seeing strong activity within our North American CFM56-7B pool program and are also leading the effort to form a pooling program for the new Boeing 787 aircraft, and early feedback from potential members has been extremely positive.”

“We continue to see significant opportunity for further growth as we add more CFM engines that power the popular Boeing and Airbus narrow body fleets to our portfolio,” added Lee Beaumont, Willis Lease Chief Operating Officer.  “We believe the high cost of fuel combined with carbon emission trading programs being proposed today will pressure airlines and cargo carriers to place a premium value on newer, more efficient engine types. We continue to update our engine portfolio by taking delivery of newer engines and selling older engines from the portfolio, positioning us well to exploit this trend in the market.”

Results from Operations

In 2007, lease rent revenues grew 24% to $86.1 million compared to $69.2 million in 2006, in line with the year over year growth in the engine portfolio of 23%. This sharp increase contributed to 15% growth in total revenues, reaching $121.9 million in 2007, up from $106.1 million a year ago. The increase in lease rent revenues was partially offset by a 14% drop in maintenance reserve revenues from $32.7 million in 2006 to $28.2 million in 2007 due to a reduction in the number of long term contracts that matured in the period. In 2006, $14.1 million of maintenance reserve revenues were recognized related to the recovery of nine engines and the termination of the associated long term leases with a customer that filed for bankruptcy. Strong residual values on our engines contributed to increased gains from the sale of leased equipment in 2007. Five engines were sold in 2007 generating a gain of $6.9 million compared to eleven engines sold in 2006 for a net gain of $3.8 million.

Fourth quarter 2007 revenues grew 57% to $34.0 million up from $21.7 million a year ago.  Lease rent revenues increased 31% to $23.4 million in the fourth quarter of 2007, up from $17.8 million in the fourth quarter of 2006.  Maintenance reserve revenues totaled $4.8 million in the fourth quarter of 2007, up from $2.8 million in the fourth quarter of 2006.  Gains from sale of leased equipment contributed $5.6 million to fourth quarter revenues and $0.7 million to revenues in the fourth quarter of 2006.

Total expenses increased 19% in 2007 reflecting growth in net finance costs and higher depreciation expense related to the increased size of the engine portfolio.  Total net finance costs increased $8.4 million or 30% to $36.8 million. This increase was driven by a 20% increase in interest expenses due to higher debt levels and average interest rates during the year and included the $2.7 million loss on extinguishment of debt. Depreciation increased 19% in 2007 to $31.1 million from $26.3 million a year ago. Write-down of equipment was $3.8 million in 2007 compared to $3.4 million a year ago.

In the fourth quarter of 2007, total expenses grew 7% to $26.4 million from $24.7 million in the fourth quarter a year ago. Depreciation in the fourth quarter of 2007 grew 34% to $8.5 million from $6.3 million a year ago. The write-down of equipment was $1.7 million in the fourth quarter compared to $3.4 million a year ago. Fourth quarter net finance costs increased 33% to $10.2 million with interest expense up 17%, and was further impacted by the recording of the $1.2 million debt extinguishment charge in the period.

General and administrative expenses were up 7% in 2007 at $23.1 million compared to $21.5 million in 2006 due to an increase in employment related costs. Fourth quarter 2007 general and administrative expense decreased 18% to $6.0 million, down from $7.3 million due to a reduction in bonus related compensation expense.

In 2007, Willis Lease adopted the FASB Staff Position (FSP), Accounting for Planned Major Maintenance Events, which required a change in the presentation of the company’s financial statements, and was applied retroactively to financial results for all periods in the prior five years. The accompanying table provides the income statements for the past five years, which have been adjusted to reflect the current accounting method for maintenance reserves. “Because of this change in accounting, our quarterly maintenance reserve revenues are subject to significant variability depending on the number of long term leases that mature in the period, which tends to even out over the course of a full year,” said Brad Forsyth, Willis Lease Chief Financial Officer.

In 2007, Willis Lease generated increased income from operations and higher pretax income compared to the year ago period, but reported lower after tax income due to an increase in its effective overall tax rate. Willis Lease generated $27.0 million in income from operations in 2007 compared to $26.5 million in 2006 and produced 2007 pretax income of $27.7 million compared to $27.0 million in 2006.  Net income dropped slightly in 2007 to $17.7 million from $17.9 million in 2006.  After payment of preferred dividends, net income available to common stockholders was $14.5 million, or $1.66 per diluted share, compared to $14.9 million, or $1.56 per diluted share in 2006.

Balance Sheet

At December 31, 2007 the company had 144 commercial jet engines, 3 aircraft parts packages, and 6 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $742.3 million, compared to 131 commercial jet engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $602.3 million at December 31, 2006.

Total assets increased 19% to $868.6 million at December 31, 2007, compared to $730.0 million a year ago. Total shareholders’ equity was $174.7 million compared to $164.0 million a year ago, reflecting the $11.7 million paid to repurchase 1.3 million shares in December 2006.  Book value per common share increased to $16.93 compared to $16.49 at December 31, 2006.

With the establishment of the new WEST $200 million warehouse facility in December 2007, the company had $300 million of availability under its revolving credit and warehouse facilities at December 31, 2007, compared to $76 million a year earlier.  The company’s funded debt to equity ratio was 3.25 to 1 at December 31, 2007, compared to 2.84 to 1 at December 31, 2006.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
		As Adjusted	%		As Adjusted	%
	2007	2006	Change	2007	2006	Change
REVENUE
Lease rent revenue	$23,404	$17,845	31.2%	$86,084	$69,230	24.3%
Maintenance reserve revenue	4,793	2,835	69.1%	28,169	32,744	(14.0)%
Gain on sale of leased equipment	5,613	742	656.5%	6,876	3,781	81.9%
Other income	190	252	(24.6)%	768	300	156.0%
Total revenue	34,000	21,674	56.9%	121,897	106,055	14.9%

EXPENSES
Depreciation expense	8,480	6,324	34.1%	31,136	26,255	18.6%
Write-down of equipment	1,680	3,389	(50.4)%	3,822	3,389	12.8%
General and administrative	6,047	7,349	(17.7)%	23,094	21,539	7.2%
Net finance costs
Interest expense	10,012	8,567	16.9%	37,940	31,610	20.0%
Interest income	(999)	(886)	12.8%	(3,795)	(3,082)	23.1%
Realized and unrealized gains on deriviative instruments	—	—	0.0%	—	(153)	(100.0)%
Net Loss on extinguishment of debt	1,208	—	100.0%	2,667	—	100.0%
Total net finance costs	10,221	7,681	33.1%	36,812	28,375	29.7%
Total expenses	26,428	24,743	6.8%	94,864	79,558	19.2%

Earnings from operations	7,572	(3,069)	(346.7)%	27,033	26,497	2.0%

Earnings from joint venture	245	118	107.6%	700	466	50.2%

Income before income taxes	7,817	(2,951)	(364.9)%	27,733	26,963	2.9%
Income tax expense	2,703	(1,933)	(239.8)%	10,069	9,077	10.9%
Net income	$5,114	$(1,018)	(175.1)%	$17,664	$17,886	(1.2)%

Preferred stock dividends paid and declared-Series A	782	913	(14.4)%	3,128	2,945	6.2%
Net income attributable to common shareholders	$4,332	$(1,931)	(324.4)%	$14,536	$14,941	(2.7)%

Basic earnings per common share	$0.53	$(0.21)		$1.79	$1.63

Diluted earnings per common share	$0.48	$(0.19)		$1.66	$1.56

Average common shares outstanding	8,176	9,019		8,115	9,169
Diluted average common shares outstanding	9,007	9,499		8,742	9,606

Consolidated Balance Sheets

(In thousands, except share data, audited)

		As Adjusted
	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$7,234	$387
Restricted cash	64,960	72,759
Equipment held for operating lease, less accumulated depreciation	742,296	602,278
Equipment held for sale	7,537	9,802
Operating lease related receivable, net of allowances	5,550	5,002
Notes receivable	—	12
Investments	10,327	10,602
Assets under derivative instruments	12	1,508
Property, equipment & furnishings, less accumulated depreciation	6,771	7,272
Other assets	23,903	20,397
Total assets	$868,590	$730,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,825	$14,755
Liabilities under derivative instruments	7,709	96
Deferred income taxes	46,632	40,480
Notes payable	567,108	465,249
Maintenance reserves	49,481	36,628
Security deposits	5,890	4,848
Unearned lease revenue	5,293	3,961
Total liabilities	693,938	566,017

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	84	80
Paid-in capital in excess of par	55,712	53,820
Accumulated other comprehensive loss, net of tax	(6,749)	(967)
Retained earnings	93,690	79,154
Total shareholders’ equity	174,652	164,002

Total liabilities and shareholders’ equity	$868,590	$730,019

Consolidated Statements of Income

(In thousands, except per share data)

	Twelve Months Ended
	December 31,
		As Adjusted	As Adjusted	As Adjusted	As Adjusted
	2007	2006	2005	2004	2003
REVENUE
Lease rent revenue	$86,084	$69,230	$63,119	$58,177	$56,977
Maintenance reserve revenue	28,169	32,744	15,983	13,045	8,756
Gain/(Loss) on sale of leased equipment	6,876	3,781	(1,844)	360	1,454
Other income	768	300	366	677	520
Total revenue	121,897	106,055	77,624	72,259	67,707

EXPENSES
Depreciation expense	31,136	26,255	25,786	23,336	21,686
Write-down of equipment	3,822	3,389	6,781	12,755	4,144
General and administrative	23,094	21,539	17,604	16,176	15,347
Net finance costs:
Interest expense	37,940	31,610	24,514	16,350	14,957
Interest income	(3,795)	(3,082)	(1,541)	(434)	(244)
Realized and unrealized (gains)/losses on derivative instruments	—	(153)	(1,589)	(465)	1,160
Net Loss on extinguishment of debt	2,667	—	1,375	—	—
Total net finance costs	36,812	28,375	22,759	15,451	15,873
Total expenses	94,864	79,558	72,930	67,718	57,050

Earnings from operations	27,033	26,497	4,694	4,541	10,657

Earnings from joint venture	700	466	—	—	—

Income before income taxes	27,733	26,963	4,694	4,541	10,657
Income tax expense	10,069	9,077	1,053	1,213	3,352
Net income	$17,664	$17,886	$3,641	$3,328	$7,305

Preferred stock dividends paid and declared-Series A	3,128	2,945	—	—	—
Net income attributable to common shareholders	$14,536	$14,941	$3,641	$3,328	$7,305

Basic earnings per common share	$1.79	$1.63	$0.40	$0.37	$0.83

Diluted earnings per common share	$1.66	$1.56	$0.38	$0.36	$0.82

Average common shares outstanding	8,115	9,169	9,075	8,925	8,840
Diluted average common shares outstanding	8,742	9,606	9,515	9,276	8,888

Note: Transmitted on Prime Newswire on March 27, 2008 at 3:30 a.m. PDT